CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICALLY DISCLOSED.

INVESTMENT AGREEMENT
by and between
RUSSELL INVESTMENTS GROUP, LTD.
and
HAMILTON LANE ADVISORS, LLC

Dated as of March 29, 2021

TABLE OF CONTENTS

Annex A Defined Terms

INVESTMENT AGREEMENT
This INVESTMENT AGREEMENT (this “Agreement”), dated as of March 29, 2021, is by and between Hamilton Lane Advisors, LLC, a Pennsylvania limited liability company (“Investor”), and Russell Investments Group, Ltd., a Cayman Islands exempted limited company (the “Company”). Investor and the Company are each referred to herein as a “Party” and collectively, the “Parties”. Capitalized terms used herein shall have the meanings given to such terms in Annex A of this Agreement.
W I T N E S S E T H :
WHEREAS, Investor desires to purchase from the Company, and the Company desires to issue and sell to Investor, [***] ordinary shares, par value of $0.001 each, of the Company (the “Acquired Shares”) on the terms and subject to the conditions contained in this Agreement (the “Share Purchase”); and
WHEREAS, concurrently with the execution and delivery of this Agreement and the consummation of the Share Purchase hereunder, (a) Investor and the Company are executing and delivering (a) a joinder agreement to the Shareholders Agreement, dated as of June 1, 2016, of the Company (the “Shareholders Agreement”), a copy of which is attached hereto as Exhibit A, pursuant to which joinder agreement Investor is becoming party to the Shareholders Agreement as an Other Holder (as defined therein) thereunder (the “SHA Joinder Agreement”), and (b) Investor and an Affiliate of the Company are entering into the Strategic Agreement, dated as of the date hereof (the “Strategic Agreement”).
NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE

Section 1.1     Issuance of Acquired Shares. Upon the terms and subject to the conditions set forth in this Agreement, concurrently with the execution and delivery of this Agreement, at the Closing, the Company hereby issues, sells, assigns, conveys, transfers and delivers to Investor, and Investor hereby purchases and acquires from the Company, all right, title and interest in and to the Acquired Shares, free and clear of all Liens (other than Liens pursuant to any applicable Securities Laws restrictions, this Agreement and the applicable Governing Documents of the Company, including the Shareholders Agreement), for a purchase price of $90,000,000 (the “Purchase Price”).

Section 1.2    Closing. The closing of the Share Purchase hereunder (the “Closing”) shall take place on the date hereof (the “Closing Date”), concurrently with the execution and delivery of this Agreement and via the remote exchange of documents on the date hereof.
Section 1.3    Deliveries at Closing. At the Closing:
(a)    Investor shall deliver, or cause to be delivered, to the Company:
(i)    by Wire Transfer to the account of the Company, the Purchase Price;
(ii)    the SHA Joinder Agreement, duly executed by Investor; and
(iii)    the Strategic Agreement, duly executed by Investor;
and
(b)    The Company shall deliver, or cause to be delivered, to Investor:
(i)    evidence reasonably satisfactory to Investor that the Acquired Shares have been validly issued to Investor;
(ii)    the SHA Joinder Agreement, duly executed by the Company; and
(iii)    the Strategic Agreement, duly executed by the applicable Affiliate of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY GROUP
The Company hereby represents and warrants to Investor as of the date hereof as follows:
Section 2.1    Organization. Each member of the Company Group is duly organized or formed, validly existing and in good standing (if applicable) under the Applicable Laws of the jurisdiction of its incorporation or formation. Each member of the Company Group has the requisite corporate or other legal power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each member of the Company Group is duly qualified to do business in each jurisdiction in which the nature of its businesses or the character or location of the properties and assets owned, leased or operated by it makes such qualifications necessary other than any failure to be so qualified that, individually and in the aggregate, has not, and is not reasonably expected to have a Company Material Adverse Effect. Each Governing Document of the Company Group

is in full force and effect and there are no material violations thereof. A copy of the Shareholders Agreement as in effect as of the date hereof is attached hereto as Exhibit A.

Section 2.2    The Acquired Shares. The Acquired Shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and of the same class of Company Shares as the other Company Shares that are issued and outstanding as of the date of this Agreement. Upon payment of the Purchase Price for the Acquired Shares at the Closing, Investor will acquire good and valid title to the Acquired Shares, free and clear of any Liens (other than Liens pursuant to any applicable Securities Law restrictions, this Agreement and the applicable Governing Documents of the Company, including the Shareholders Agreement). Once issued, the Acquired Shares will have been issued in compliance with all Securities Laws and will not have been issued in violation of any preemptive rights or rights of first offer or refusal under the Shareholders Agreement or otherwise under the Governing Documents of the Company.

Section 2.3    Capital Structure; Subsidiaries.
(a)    As of the date of this Agreement, the Company’s share capital is $50,000 divided into 50,000,000 ordinary shares of a par value of $0.001 each (“Company Shares”), of which (i) as of immediately prior to the Closing, without giving effect to the transactions contemplated by this Agreement (including the issuance of the Acquired Shares in the Share Purchase), [***] Company Shares are issued and outstanding, and (ii) as of immediately following the Closing, after giving effect to the issuance of the Acquired Shares in the Share Purchase, 28,143,115 Company Shares will be issued and outstanding. As of the date of this Agreement, 2,103,678 Company Shares are issuable under options. As of the date of this Agreement, 972,015 Company Shares are reserved for issuance, either upon the exercise of options that have not yet been granted, or as restricted shares that have not yet been issued. There are no other equity securities (including securities convertible to or exercisable or exchangeable for Capital Stock) of the Company that are outstanding as of the date of this Agreement. All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Securities Laws and not in violation of any preemptive rights or rights of first offer or refusal under the Shareholders Agreement or otherwise under the Governing Documents of the Company.
(b)    Except as provided in the Governing Documents of the Company Group and in the equity plans of the Company, there are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights or other commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any member of the Company Group or any equity owner thereof to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest in any member of the Company Group or any securities or obligations convertible or exchangeable into or exercisable for an equity interest in any member of the Company Group, (ii) giving any Person a right to subscribe for or acquire an equity interest in any member of the Company Group or (iii) obligating any member of the Company Group to issue, grant, adopt or enter into any such

Equity Right. No Person (other than the owners of the Capital Stock of the members of the Company Group) has an ownership interest or other equity interest representing a right to participate in the revenues or profits of any of the members of the Company Group.

Section 2.4    Authority; Validity of Agreements. The Company has full power and authority to execute and deliver this Agreement and the SHA Joinder Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of each of this Agreement and the SHA Joinder Agreement have been duly and validly authorized and approved by all necessary corporate or other legal action of the Company, including any necessary approval or consent of its board of directors. This Agreement and the SHA Joinder Agreement have been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery of this Agreement and the SHA Joinder Agreement by the other parties thereto) this Agreement and the Shareholders Agreement constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.5    Consents and Approvals. No member of the Company Group is required to obtain any Consent in connection with the execution and delivery by the Company of this Agreement or the SHA Joinder Agreement or the performance of this Agreement or the Shareholders Agreement or the consummation of the transactions contemplated hereby, except, in each case, for such Consents (i) as may be required under applicable Securities Laws in connection with the Share Purchase by Investor or (ii) the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 2.6    No Conflicts. Neither the execution, delivery and performance of this Agreement or the execution and delivery of the SHA Joinder Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby and thereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Governing Documents of any member of the Company Group; (b) violate any Applicable Law in any material respect; (c) result in a violation or breach by any member of the Company Group of, conflict with, or constitute (with or without consent, due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, redemption, payment or acceleration) under any Contract to which any member of the Company Group is a party or by which any member of the Company Group or any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of any member of the Company Group, except, in the case of clauses (c) and (d) of this Section 2.6, for any violation, breach, conflict, default or right of termination, cancellation, redemption, payment,

Lien or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.7    Financial Statements. The Company has delivered to Investor prior to the date hereof true, correct and complete copies of : (a) the audited consolidated balance sheets of the Company and its subsidiaries at each of December 31, 2019 and December 31, 2018, and audited consolidated statements of operations and comprehensive income and cash flows of the Company and its subsidiaries for each of the fiscal years then ended (including any notes thereto), and (b) an unaudited consolidated balance sheet of the Company and its subsidiaries at December 31, 2020 (the “Company Balance Sheet”), and unaudited consolidated statements of operations and comprehensive income and cash flows of the Company and its subsidiaries for the fiscal year then ended (including any notes thereto). Such financial statements have been prepared in accordance with GAAP, applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the Company and its subsidiaries as at the dates of said statements and the results of their operations and cash flows for the periods covered thereby. Such financial statements are based on the books and records of the Company Group. The facilities for indebtedness for borrowed money that are outstanding or available to be drawn upon by any member of the Company Group are described in note 6 to the consolidated financial statements of the Company Group for fiscal year 2020.

Section 2.8    Absence of Undisclosed Liabilities. No member of the Company Group has or is subject to any claims, liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) of the type required by GAAP to be reserved in the Company Balance Sheet, except (i) liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed or reserved against in the Company Balance Sheet, (iii) liabilities incurred since December 31, 2020 in the ordinary course of business consistent with past practice (none of which is a liability for breach of Contract) and (iv) liabilities that are not, individually or in the aggregate, material.

Section 2.9    Absence of Certain Changes. Since December 31, 2020, (a) each member of the Company Group has conducted its business in the ordinary course consistent with past practice (other than with respect to actions taken in response to any Contagion Event, (including any Contagion Measure)) and (b) there have not occurred any event or events that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 2.10    Proceedings. Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2018, there have been no Proceedings or, to the Knowledge of the Company, any threatened Proceedings including any member of the Company Group or, to the extent related to the business of the Company Group, any current or former owner, director, manager, officer or employee of the Company Group. There is no pending or, to the Knowledge of the Company, threatened Proceeding including any member of the Company Group that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No member of the Company Group is subject to any outstanding or unsatisfied Orders (excluding customary confidentiality and other administrative obligations) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 2.11    Compliance with Law; Permits.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2018, (i) each member of the Company Group and, to the extent related to the business of the Company Group, each officer and employee of the Company Group, has been in compliance with all Applicable Laws and (ii) no member of the Company Group nor, to the extent related to the business of the Company Group, officer or employee of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice asserting any violation by any member of the Company Group or by any such Person of any Applicable Law.
(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since December 31, 2018, each member of the Company Group and, to the extent related to the business of the Company Group, each employee of the Company Group has held all licenses, registrations, franchises, permits, orders, approvals and authorizations (collectively, “Permits”) that are required by it in order to permit it to own or lease its properties and assets and to conduct its business under and pursuant to all Applicable Laws and (ii) all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened.
(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2018, each member of the Company Group has filed all registrations, reports, notices and other material filings required to be filed by such member (including Form ADV) with any Governmental Authority, including all amendments or supplements to any of the above (the “Filings”).

Section 2.12    No Disqualifications. No member of the Company Group or any “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of any member of the Company Group is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any similar capacity) to an investment company registered or required to be registered under the Investment Company Act, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority, which could result in the ineligibility or disqualification of any member of the Company Group or any “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of a member of the Company Group to serve in any such capacities. No member of the Company Group or, to the Knowledge of the Company, any “person associated with” (as defined in Section 202(a)(17) of the Investment Advisers Act) a member of the Company Group is ineligible or disqualified pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or a “person associated with an investment adviser” (as defined in Section 202(a)(17) of the Investment Advisers Act), nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority, which could result in the ineligibility or disqualification of any member of the Company Group or, to the Knowledge of the Company, any “person associated with” (as defined in Section 202(a)(17) of the Investment Advisers Act) a member of the Company Group to serve in any such capacities.

Section 2.13    Taxes.
(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has (i) duly and timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all Taxes required to be paid by it or claimed to be due by any Governmental Authority.
(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, inquiries or administrative or other proceedings have formally commenced or are presently pending with regard to any Taxes or Tax Returns of, or including any member of, the Company Group, and none of the members of the Company Group has received notification that such an audit action, suit, proceeding, investigation, claim, inquiry or administrative or other proceeding is pending or threatened with respect to any Taxes owed by any member of the Company Group or any Tax Return filed by or with respect to any member of the Company Group and (ii) none of the members of the Company Group has received notice of a deficiency or material adjustment for any Tax owed by any member of the Company Group that has not been paid in full.
(c)    The Company is, and, for all taxable periods following the purchase of the Acquired Shares hereunder, will continue to be, treated as a corporation for U.S. federal income tax purposes and shall make no election nor take any position contrary to such treatment on any Tax Return or in any audit action, suit, proceeding, investigation, claim, inquiry or administrative or other proceeding in respect of Taxes. The Company is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(d)    Neither the Company nor any member of the Company Group is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b).

Section 2.14    Brokers and Finders. No member of the Company Group has incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker’s commission, finder’s fee or similar payment relating to or in connection with this Agreement or the transactions contemplated hereby.

Section 2.15    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Shareholders Agreement, no member of the Company Group nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any member of the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the business of the members of the Company Group furnished or made available to Investor and its representatives (including any information, documents or material made available to Investor in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the members of the Company Group, or any representation or warranty arising from statute or otherwise in Applicable Law. Except for the representations and warranties contained in this Agreement or the Shareholders Agreement, the Company disclaims, on behalf of itself, the members of the Company Group and their Affiliates and representatives and any other Person any other express or implied representation or warranty, either written or oral, on behalf of any member of the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the business of the Company Group furnished or made available to Investor and its representatives (including any information, documents or material made available to Investor in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the members of the Company Group, or any representation or warranty arising from statute or otherwise in Applicable Law. Nothing in this Section 2.15 is intended to preclude any claim for Fraud.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR
Investor hereby represents and warrants to the Company as of the date hereof as follows:
Section 3.1    Organization. Investor is a limited liability company duly formed, validly existing and in good standing under the Applicable Laws of the Commonwealth of Pennsylvania.
Section 3.2    Authority; Validity of Agreements. Investor has full power and authority to execute and deliver this Agreement and the SHA Joinder Agreement, to perform its obligations hereunder and under the Shareholders Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Investor of each of this Agreement and the SHA Joinder Agreement have been, and the consummation by Investor of the transactions contemplated hereby has been, duly and validly authorized and approved by all necessary action of Investor, including any necessary approval or consent of its governing bodies. This Agreement and the SHA Joinder Agreement have been duly and validly executed and delivered by Investor and (assuming due authorization, execution and delivery by the Company and the other parties thereto of this Agreement and the SHA Joinder Agreement) this Agreement and the Shareholders Agreement constitute the valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except insofar as (a) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.3    Consents and Approvals. Except for Consents the failure of which to obtain would not reasonably be expected to prevent, impair or delay the consummation of the transactions contemplated hereby, neither Investor nor any of its Affiliates is required to obtain the Consent of any Governmental Authority in connection with the execution and delivery by Investor of this Agreement and the SHA Joinder Agreement or the performance of this Agreement and the Shareholders Agreement or the consummation of the transactions contemplated hereby.

Section 3.4    No Conflicts. Neither the execution, delivery and performance of this Agreement or the execution and delivery of the SHA Joinder Agreement, nor the consummation by Investor of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any material provision of the Governing Documents of Investor; (b) violate any Applicable Law in any material respect; (c) result in a violation or breach by Investor of, or conflict with or constitute (with or without consent, due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, redemption, payment or acceleration) under, any Contract to which Investor is a party, or by which Investor or any of its properties or assets are bound; or (d) result in the creation of any Lien (other than any Permitted Lien) (or have such result upon notice or lapse of time, or both) upon any of the properties or assets of Investor under any of the terms, conditions or provisions of any Contract, except for, in the case of clauses (c) and (d) of this Section 3.4, any violation, breach, conflict, default or right of termination, cancellation, redemption, payment, Lien or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Investor to perform its obligations hereunder or thereunder.

Section 3.5    Legal Proceedings. There is no Proceeding pending or, to the Knowledge of Investor, threatened, against Investor that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay Investor’s ability to promptly perform its obligations hereunder or under the Shareholders Agreement.

Section 3.6    Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Investor or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 3.7    Purchase for Investment. Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Shares. Investor represents and warrants that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Investor confirms that the Company has provided Investor with the opportunity to ask questions of the Company and its officers and employees, and to acquire additional information about the business and financial condition of the Company Group. Investor is acquiring the Acquired Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any applicable Securities Law, or with any present intention of distributing or selling such shares in violation of any applicable Securities Law. Investor understands and agrees that the Acquired

Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with Securities Laws and the Shareholders Agreement, in each case, to the extent applicable.

Section 3.8    Independent Investigation. Investor has conducted its own independent investigation, review, and analysis of the business of the members of the Company Group, results of operations, prospects, and condition (financial or otherwise) of the members of the Company Group, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the members of the Company Group for such purpose as it has requested. Investor acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Investor has relied solely upon its own investigation and the representations and warranties regarding the Company Group set forth in this Agreement and the Shareholders Agreement, and has not relied on any other express or implied representation or warranty, either written or oral, on behalf of any member of the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group’s business furnished or made available to Investor and its representatives (including any information, documents or material made available to Investor in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company Group, or any representation or warranty arising from statute or otherwise in Applicable Law and (b) neither the Company Group nor any representative thereof has made any representation or warranty as to the Company Group, the Company Group’s business or this Agreement, except as expressly set forth in this Agreement and the Shareholders Agreement. Nothing in this Section 3.8 is intended to preclude any claim for Fraud.

Section 3.9    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Shareholders Agreement, neither Investor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Investor, including any representation or warranty as to the accuracy or completeness of any information regarding the business of Investor furnished or made available to the Company Group and its representatives (including any information, documents or material made available to the Company Group in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Investor or any representation or warranty arising from statute or otherwise in Applicable Law. Except for the representations and warranties contained in this Agreement or the Shareholders Agreement, Investor disclaims, on behalf of itself and its Affiliates and representatives and any other Person any other express or implied representation or warranty, either written or oral, on behalf of Investor, including any representation or warranty as to the accuracy or completeness of any information regarding the business of Investor furnished or made available to the Company Group and its representatives (including any information, documents or material made available to the Company Group in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Investor, or any representation or warranty arising from statute or otherwise in Applicable Law. Nothing in this Section 3.9 is intended to preclude any claim for Fraud.
ARTICLE IV

SURVIVAL; POST-CLOSING OBLIGATIONS

Section 4.1    Survival of Representations and Warranties and Covenants. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder for a period of 18 months following the Closing Date, other than (a) the Company Fundamental Representations (other than Section 2.13) and Investor Fundamental Representations, which shall survive for five years following the Closing Date, and (b) the representations in Section 2.13, which shall survive for thirty (30) days following the expiration of the applicable statute of limitations. Each covenant or other agreement herein that by its terms is to be performed at or prior to the Closing shall survive the Closing hereunder until the date that is one year following the Closing Date, and each covenant or other agreement herein that by its terms is to be performed after the Closing shall survive the Closing hereunder until performed or until such covenant or other agreement expires in accordance with its terms. If written notice of a claim has been given in the manner required by this Article IV prior to the expiration of the applicable representations and warranties by the Party seeking indemnification for such claim, then the relevant representations and warranties of the other Party shall survive as to such claim until such claim has been finally resolved pursuant to this Article IV.

Section 4.2    Indemnification.
(a)    Subject to the other provisions of this Article IV, from and after the date hereof, the Company shall, without duplication, indemnify, defend and hold harmless Investor and its respective Affiliates, their respective predecessors, successors and permitted assigns, and their respective stockholders, employees, officers, partners, members, trustees, directors and agents (the “Investor Indemnitees”) from and against any Losses that any of them may suffer or incur arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty in Article II (disregarding any qualifications as to materiality or Company Material Adverse Effect therein) or (ii) any breach or nonperformance of any of the covenants or other agreements made and to be performed by the Company in this Agreement.
(b)    Subject to the other provisions of this Article IV, from and after the date hereof, Investor shall, without duplication, indemnify, defend and hold harmless the Company Group and their respective shareholders, employees, officers, partners, members, trustees, directors and agents (the “Company Indemnitees”) from and against any Losses that any of them may suffer or incur arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty in Article III (disregarding any qualifications as to materiality therein) or (ii) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Investor in this Agreement.
(c)    Notwithstanding Sections 4.2(a), and (b) above:

(i)    (A) the Company shall not be liable for any Losses pursuant to Section 4.2(a)(i) (other than in respect of any failure of the Company Fundamental Representations to be true and correct) unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to Section 4.2(a)(i) (in each case other than in respect of any failure of the Company Fundamental Representations to be true and correct) equals or exceeds $900,000 (the “Deductible”), whereupon the Company shall be liable for and shall pay all Losses in excess of the Deductible, and (B) the maximum amount of indemnifiable Losses that may be recovered from the Company arising out of or resulting from the causes set forth in Section 4.2(a)(i) (in each case other than in respect of any failure of the Company Fundamental Representations to be true and correct), shall be an amount equal to $9,000,000 (the “Cap”).
(ii)    (A) Investor shall not be liable for any Losses pursuant to Section 4.2(b)(i) (other than in respect of any failure of the Investor Fundamental Representations to be true and correct), unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to Section 4.2(b)(i) (other than in respect of any failure of the Investor Fundamental Representations to be true and correct) equals or exceeds the Deductible, whereupon Investor shall be liable for and shall pay all Losses in excess of the Deductible, and (B) the maximum amount of indemnifiable Losses which may be recovered from Investor arising out of or resulting from the causes set forth in Section 4.2(b)(i) (other than in respect of any failure of the Investor Fundamental Representations to be true and correct), shall be an amount equal to the Cap.
(iii)    The amount of any Losses subject to indemnification under this Section 4.2 shall be net of any insurance proceeds actually recovered by the applicable Indemnified Party for such Losses net of all reasonable costs of collection and any resulting increase in insurance premiums incurred as a result of seeking recovery for such amounts. In the event that an insurance recovery is made by an Indemnified Party with respect to any Losses for which such Indemnified Party has been indemnified hereunder and such insurance recovery would result in duplicative recovery by such indemnitee, then a refund equal to the aggregate amount of the insurance recovery shall be made promptly by such Indemnified Party to the applicable indemnitor, net of all reasonable and documented costs of collection and any resulting increase in insurance premiums incurred as a result of seeking recovery for such amounts.
(iv)    Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be liable for special, incidental, exemplary, consequential or punitive damages (except to the extent that any such damages were reasonably foreseeable or have been paid to a third party other than an Indemnified Party).
(v)    Any Losses for which an Indemnified Party is entitled to indemnification pursuant to this Section 4.2 shall be determined without (A) duplication of recovery by reason of the state of the facts giving rise to such Losses constituting any inaccuracy in or breach of any of more than one representation, warranty, covenant, agreement or obligation under this Agreement and (B) regard for any qualifications as to materiality or Company Material Adverse Effect.

Section 4.3    Claims Notice
(a)    Promptly after the Person seeking indemnification pursuant to Section 4.2 (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party, that would reasonably be expected to give rise to indemnification under this Article IV (a “Third-Party Claim”), the Indemnified Party shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses (it being understood that any estimate of such Losses if provided shall not be conclusive of the final amount with respect to any such Losses); provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Article IV, except to the extent the Indemnifying Party has been prejudiced by such failure or delay.
(b)    The following provisions shall apply to any Third-Party Claim:
(i)    The Company shall have the right to control the defense, prosecution and resolution of, at the expense of the Indemnifying Party, any Third-Party Claim brought against any member of the Company Group (the Company is referred to herein as the “Controlling Party” and the other Party is referred to herein as the “Non-Controlling Party”). The Non-Controlling Party shall cooperate with and make available to the Controlling Party such assistance and materials as may be reasonably requested by the Controlling Party (at the expense of the Indemnifying Party) in any Third-Party Claim. The Indemnified Party and Indemnifying Party shall each have the right to employ separate counsel in any Third-Party Claim and to participate in (but not control) the defense thereof either (I) at its own expense or (II) at the Indemnifying Party’s cost and expense (so long as such fees are reasonable and such counsel is approved by the Indemnifying Party not to be unreasonably withheld or delayed) if (1) in the reasonable opinion of counsel to the Indemnified Party, a conflict of interest or potential conflict exists between the Indemnified Party and the Indemnifying Party under applicable standards of professional conduct or (2) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided that, in the case of clauses (1) or (2), the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel, in any action or claim or group of related actions or claims). The Controlling Party shall not admit any liability with respect to, or settle, compromise or discharge, a Third-Party Claim without the prior written consent of the Indemnified Party, unless such admission, settlement, compromise or discharge (A) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, (B) releases the Indemnified Party completely in connection with such Third-Party Claim, (C) does not contain any admission of wrongdoing or misconduct by the Indemnified Party and (D) does not involve any injunction or other equitable relief or relief for other than money damages against the Indemnified Party.

(ii)    In the event the Company does not agree or assume the defense of the Third-Party Claim via a written notice delivered to the Indemnifying Party and the Indemnified Party within fifteen (15) days of the receipt of the Claim Notice, the Indemnified Party shall have the right to conduct a defense against such Third-Party Claim at the expense of the Indemnifying Party and shall have the right to settle and compromise such Third-Party Claim if it acts reasonably and in good faith upon ten (10) days’ notice to, and with the consent of, the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(iii)    After any such claim has been filed or initiated, each Party shall make available to the other Parties and their attorneys and accountants all pertinent information under its control relating to such claim which is made available under the terms of a confidentiality agreement or similar protective measures, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.
Section 4.4    Exclusive Remedy. Following the Closing, this Article IV shall provide the sole and exclusive monetary remedy of the Parties with respect to any and all claims in any way relating to or arising out of or in connection with this Agreement, whether hereunder, at Applicable Law or otherwise, including a breach of any representation, warranty, covenant or agreement made by any Party, except (a) in the case of Fraud and (b) for the avoidance of doubt, the remedies of specific performance, injunctive relief and other non-monetary equitable remedies. None of the limitations set forth in Section 4.2(c) shall apply in the case of Fraud.
Section 4.5    Purchase Price Adjustment. Any payment required to be made pursuant to this Article IV shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by a final determination of an applicable Governmental Authority.
Section 4.6    Tax Matters.
(a)    Transfer Taxes. The Company will bear and pay when due any Transfer Taxes that may become payable in connection with the sale of the Acquired Shares to Investor and shall prepare and file any Tax Returns required in respect of such Transfer Taxes. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.
(b)    Information Reporting.
(i)    The Company shall monitor, and shall advise the Investor if it becomes aware that it is a “passive foreign investment company” within the meaning of the Code, and shall provide to the Investor any information that the Investor reasonably requests (to the extent such information is reasonably available to the Company and as soon as commercially practicable after the end of the relevant taxable year) in order for such Investor to: (A) comply with its federal, state, or local tax return filing and information reporting obligations with respect to the Company; and (B) make and maintain a QEF election (as defined in the Code) with respect to the Company (such information to be provided at the Company’s expense).
(ii)    If the Company is aware that it or any member of the Company Group has participated in a “reportable transaction” within the meaning of Section 6011 of the Code, and the Investor requests in writing information about any such transactions in which the Company is an investor, the Company shall provide, or cause its accountants to provide, such information it has reasonably available that is required to be obtained by such Investor under the Code as soon as practicable after such request.
ARTICLE V
MISCELLANEOUS
Section 5.1    Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Investor and the Company. The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any Party in connection with this Agreement shall not be valid unless agreed to in writing by the Company and Investor.

Section 5.2    Entire Agreement. This Agreement, the Exhibits and Schedules hereto and any documents executed by the Parties simultaneously herewith or pursuant hereto, including the SHA Joinder Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof.

Section 5.3    Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 5.4    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.5    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):
If to Investor:

Hamilton Lane Advisors, LLC
c/o Hamilton Lane Incorporated
Attention: Lydia Gavalis, General Counsel
Email: lgavalis@hamiltonlane.com
Telephone: (610) 617-2032

From the date hereof until  May 14, 2021:
1 Presidential Boulevard, Suite 400
Bala Cynwyd, PA  19004

Following May 14, 2021:
110 Washington Street
Conshohocken, PA  19428
With copies (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Michael L. Pillion
Email: michael.pillion@morganlewis.com

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn:     Robert Goldbaum
    Allison Gargano
E-mail:    robert.goldbaum@morganlewis.com    allison.gargano@morganlewis.com

If to the Company:

Russell Investments Cayman Midco, Ltd.
c/o Russell Investments
1301 Second Ave., 18th Floor
Seattle, Washington 98101
Attention: Robert Hostetter, Global Head of Solutions
Email: rhostett@russellinvestments.com
Telephone: (212) 702-7895
With copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-2000
Attention: David Hepp
Email: david.hepp@skadden.com
All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or email, on the day on which such facsimile or email was sent, provided that receipt is confirmed by telephone or return email, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 5.6    Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. This Agreement may not be assigned by any Party (other than Investor as described below) without the prior written consent of the other Parties and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 5.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart.

Section 5.8    Dispute Resolution. All disputes, claims or controversies arising out of, relating to, or in connection with this Agreement, including disputes relating to the validity or interpretation hereof or the actions of the Parties hereto in the negotiation, administration, performance and enforcement hereof (each a “Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules then in effect, except as modified herein. The place of the arbitration (physically or virtually to the extent physical presence is not reasonably practical) shall be Wilmington, Delaware. Any Party that wishes to raise a Dispute must do so by sending written notice to the other Party identifying in reasonable detail the basis for such Dispute. If, within ten Business Days of receipt of written notice of a Dispute, the Dispute remains unresolved, the Parties shall work with AAA to select a single, impartial arbitrator, without conflicts, in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry. The Parties hereto covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, or any other remedy available from a court of competent jurisdiction, including to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The provisions of this Section 5.8 shall be enforceable in any court of competent jurisdiction, and the Parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party or parties and any expenses incurred in connection with compelling arbitration) in favor of the prevailing party or parties against the other party or parties to such proceeding. Any party unsuccessfully refusing to comply with an order or award of the arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the order or award. The Parties shall instruct the arbitration to render a decision within thirty (30) days after the close of the arbitration hearing, however, failure to do so shall not affect the validity of the award. The decision of the arbitrator shall be final and binding and not be subject to appeal. Judgment thereon may be entered in any court of competent jurisdiction. Nothing in this Agreement shall prevent any Party from seeking interim equitable relief in support of the arbitration, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

Section 5.9    Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the Company and the transactions contemplated hereby, each Party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other Parties shall be entitled to seek specific enforcement of the terms hereof and any other equitable remedy to which such Parties may be entitled.

Section 5.10    Expenses. Investor and the Company shall each bear their own expenses incurred in connection with this Agreement and the Shareholders Agreement.

Section 5.11    Announcements. Investor and the Company shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, and no such press release or other public disclosure shall be made by any Party without the consent of the Company and Investor, except as may be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange (in which case such Party shall use its commercially reasonable efforts to consult, to the extent reasonably practicable, the other Parties prior to issuing such press release or making such public disclosure).

Section 5.12    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

Section 5.13    Waiver of Jury Trial. Each Party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any claim directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

Section 5.14    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware, and no claim arising out of, or concerning this Agreement or the transactions contemplated hereby shall be brought by any Party except in such courts. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any claim arising out of this Agreement or the transactions contemplated hereby in the state or federal courts in the State of Delaware, or that any such claim brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and unappealable judgment against a Party in connection with any claim shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 5.15    No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INVESTOR:

HAMILTON LANE ADVISORS, LLC

By:	/s/ Mario Giannini
Name:	Mario Giannini
Title:	Chief Executive Officer

COMPANY:

RUSSELL INVESTMENTS GROUP, LTD.

By:	/s/ Michelle Seitz
Name:	Michelle Seitz
Title:	Director

[Investment Agreement]

Annex A
Defined Terms
For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):
“AAA” has the meaning set forth in Section 5.8.
“Acquired Shares” has the meaning set forth in the recitals.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, provided that (i) an Affiliate of any Person includes any other Person in which the first Person owns a 25% or greater interest, and (ii) no investment company (or any series thereof) registered under the Investment Company Act or any other pooled investment vehicle or, in each case, Controlled Affiliate thereof and none of Investor or any of its Affiliates shall be deemed to be Affiliates of any member of the Company Group.
“Agreement” means this Investment Agreement, as may be amended from time to time, and any Annexes, Exhibits and Schedules hereto.
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local statute, law (whether statutory or common), ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of, or agreement with, a Governmental Authority applicable to such Person or any of its respective Affiliates, equityholders, directors, officers, employees, agents, properties or assets, including laws relating to the privacy and data security of Clients, the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other laws relating to corruption or bribery, the Investment Advisers Act, the Investment Company Act, and applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Cap” has the meaning set forth in Section 4.2(c)(i).
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, the partnership or membership interests (whether general or limited)
Annex A - 1

and, (iv) any other interest or participation that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity.
“Claim Notice” has the meaning set forth in Section 4.3(a).
“Client” means any Person to which any member of the Company Group provides investment management or investment advisory services, including any sub-advisory services.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Balance Sheet” has the meaning set forth in Section 2.7.
“Company Fundamental Representations” means Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.12, Section 2.13 and Section 2.14.
“Company Group” means the Company and its Controlled Affiliates, collectively, and any reference to a “member” or “members” of the Company Group means one or more of the Company and its Controlled Affiliates, as the context may require.
“Company Indemnitees” has the meaning set forth in Section 4.2(b).
“Company Material Adverse Effect” means any changes, effects, events, matters, occurrences or states of facts that have had or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities or operations of the Company Group, taken as a whole, except that none of the following changes, effects, events, matters, occurrences, states of facts or developments shall be taken into account in determining whether there has been or will reasonably be excepted to be a Company Material Adverse Effect: any change, effect, event, circumstance, condition, matter, occurrence, state of facts or development to the extent resulting from (a) general economic, political, regulatory or social conditions in, or directly affecting, any of the geographical areas in which the Company Group operates; (b) any change in the financial, banking, securities, capital or credit markets in general (whether in the United States or any other country or in any international market), including changes in interest rates and credit ratings; (c) any change or condition generally affecting the investment management industry; (d) acts of God, natural disasters, national or international political conditions, weather conditions, the engagement in, or escalation or worsening of, hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency, the occurrence of any cyber, military or terrorist attack, whether inside or outside the United States; (e) the failure to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics, or the inputs into such items (but not any underlying change, effect, event, circumstance, occurrence, state of facts or developments which causes such failure); (f) the announcement or
Annex A - 2

consummation of the transactions contemplated hereby; (g) any changes in applicable accounting regulations or accounting principles (or interpretations thereof that are generally accepted) or any change in Applicable Laws or the interpretation thereof, in each case, after the date hereof; (h) any Contagion Event or Contagion Measure and any changes, effects and circumstances arising therefrom or attributable thereto; (i) the taking of any action expressly required by this Agreement or the Shareholders Agreement; or (j) the taking of any action, or the failure to take any action, in each case, to which Investor has specifically consented in writing; provided that, notwithstanding anything to the contrary in the foregoing, in the case of each of clauses (a), (b), (c), (d), (g) and (h) above, if such change, effect, event, circumstance, occurrence, state of facts or development disproportionately affects the Company Group as compared to other similarly-situated Persons or businesses that operate in the same industries in which the Company Group operates, then the disproportionate aspect of such change, effect, event, circumstance, occurrence, state of facts or development shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Shares” has the meaning set forth in Section 2.3(a).
“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required to be made or obtained in connection with the execution and delivery by any member of the Company Group or Investor of this Agreement or the SHA Joinder Agreement or the consummation of the transactions contemplated hereby.
“Contagion Event” means (i) the outbreak or ongoing effects of any contagious disease, epidemic or pandemic (including the COVID-19 virus) or any global or regional health conditions or (ii) any worsening of any of the foregoing.
“Contagion Measure” means any (i) quarantine, “shelter in place,” “stay at home,” social distancing, shut-down, closure, sequester or declaration of martial law or similar Applicable Law or directive, by any Governmental Authority or (ii) action taken in connection with or in response to any Applicable Law, in each case of clauses (i) and (ii), in respect of any Contagion Event.
“Contract” means, whether written or oral, any contract, agreement, loan agreement, indenture, letter of credit, mortgage, security agreement, pledge agreement, bond, note, guarantee, license, power of attorney, purchase or sales order, lease or other instrument, obligation, undertaking, commitment, arrangement or understanding, in each case as amended, supplemented, waived or otherwise modified, in each case, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.
Annex A - 3

“Controlled Affiliate” means with respect to a Person, any Affiliate of such Person under its Control.
“Controlling Party” has the meaning set forth in Section 4.3(b)(i).
“Deductible” has the meaning set forth in Section 4.2(c)(i).
“Dispute” has the meaning set forth in Section 5.8.
“Equity Rights” has the meaning set forth in Section 2.3(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.
“Filings” has the meaning set forth in Section 2.11(c).
“Fraud” means common law fraud as defined under Applicable Law in the State of Delaware.
“GAAP” means the generally accepted accounting principles, consistently applied, of the applicable jurisdiction that govern the preparation of the financial statements in question as in effect at the time such financial statements were or are prepared.
“Governing Documents” means, with respect to any Person, (i) such Person’s articles or certificate of incorporation, memorandum and articles of association, bylaws, certificate of limited partnership, limited partnership agreement, certificate of formation, limited liability company operating agreement, declaration or agreement of trust or other governing documents and (ii) any stockholders agreement or similar agreement related to any of the foregoing.
“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.
“Indemnified Party” has the meaning set forth in Section 4.3(a).
“Indemnifying Party” has the meaning set forth in Section 4.3(a).
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
Annex A - 4

“Investor” has the meaning set forth in the preamble to this Agreement and includes any successor or permitted assign.
“Investor Fundamental Representations” means Sections 3.1 and 3.2.
“Investor Indemnitees” has the meaning set forth in Section 4.2(a).
“Knowledge” means the actual knowledge of the Company or Investor, as applicable, after reasonable inquiry of its employees, officers, partners, members, trustees, directors or agents with responsibility for the applicable subject matter.
“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.
“Losses” shall mean any and all losses, penalties, damages, costs, fines, expenses, demands, judgments and settlements (including interest and penalties with respect thereto and all reasonable out-of-pocket expenses incurred in the investigation or defense of any of the same), in all cases whether or not resulting from a Third-Party Claim.
“Non-Controlling Party” has the meaning set forth in Section 4.3(b)(i).
“Order” means any judgment, outstanding order, injunction, stipulation, award or decree of any Governmental Authority and any award in any arbitration Proceeding or settlement agreement.
“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.
“Permits” has the meaning set forth in Section 2.11(b).
“Permitted Liens” means all Liens that are:
(a)    for property Taxes which have been incurred in the ordinary course of business and are not yet due and payable and for which adequate reserves have been included on the financial statements of the Company Group;
(b)    Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(c)    workmen’s, repairmen’s, warehousemen’s, vendors’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due and for which adequate reserves have been included on the financial
Annex A - 5

statements of the Company Group, or deposits or pledges to obtain the release of any such Liens;

(d)    statutory landlords’ Liens and landlord’s Liens under Leases to which any member of the Company Group is a party , that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business; and

(e)    zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto, that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business.
“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Proceeding” means any judicial, administrative or arbitral action, suit, action, investigation, examination, audit, review, inquiry or other proceeding.
“Purchase Price” has the meaning set forth in Section 1.1.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky” securities and investment advisory laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.
“Self-Regulatory Organization” means, each national securities exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any member of the Company Group is subject.
“SHA Joinder Agreement” has the meaning set forth in the recitals to this Agreement.
“Share Purchase” has the meaning set forth in the recitals.
“Shareholders Agreement” has the meaning set forth in the recitals to this Agreement.
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“Strategic Agreement” has the meaning set forth in the recitals to this Agreement.
“Tax” means (i) any federal, state, local, foreign and other taxes, levies, fees, imports, duties and charges of whatever kind imposed by any taxing or similar authority (including any interest, penalties, or additions to the tax attributable to, imposed in connection therewith, or with respect thereto), including taxes imposed on, or measured by net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, unincorporated business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, escheat, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis; (ii) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of law; and (iii) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clauses (i) or (ii).
“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 4.3(a).
“Transfer Tax” means any transfer, documentary, recording, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.
“USD” or “$” means U.S. dollars.
“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money in USD to such account or to a number of accounts as shall have been designated by written notice from the receiving party no later than two Business Days prior to the payment date.
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